Exhibit 4.6

                          Participant Name

Non-Qualified Stock Option

Grant Agreement

This Non-Qualified Stock Option Grant Agreement (the “Agreement”) is dated as of this              of             , 20             and sets forth the terms and conditions of the Award described below made by Heidrick & Struggles International, Inc. (the “Company”) to              (the “Participant”), pursuant to the 2012 Heidrick & Struggles GlobalShare Program (the “Program”).

As of             , 20             (the “Grant Date”), the Company has granted an option (the “Option”) to purchase              shares of the Company’s common stock, par value $.01 (the “Shares”), at $             per Share (the “Option Price”). This Option is granted pursuant to the Program and is governed by the terms and conditions of the Program. All defined terms used herein, unless specifically defined in this Agreement, have the meanings assigned to them in the Program. The Participant agrees to be bound by all terms and conditions of the Agreement and the Program and has received and reviewed a copy of the Program and the Prospectus for the Program dated May __, 2012.

The Option granted under this Agreement shall not become valid or enforceable unless and until the Participant executes the Agreement and it is accepted by the Company. By the Participant’s signature and the Company’s signature below, the Participant and the Company agree that this constitutes the signature page of the Agreement. Participant further agrees that the Option is granted under and governed by the terms and conditions of the Agreement and the Program. Agreements that are not signed and returned are considered null and void.

IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the date first set forth above.

Name:	Participant Name

Heidrick & Struggles International, Inc.

By:
Name:
Title:

NOW, THEREFORE, in consideration of the agreements of the Participant herein provided and pursuant to the Program, the parties agree as follows:

1. Definitions. All capitalized terms used herein, unless specifically defined herein, shall have the same meanings as established in the Program.

2. Participation. Pursuant to the Program and contingent upon the execution of the Agreement, the Company hereby grants to the Participant an Option to purchase              Shares at $             per Share subject to the terms and conditions herein. As a material condition and inducement to the Company’s grant of the Option to the Participant, the Participant agrees that he or she has received and reviewed the Program and further agrees to be bound by all of the terms and conditions of the Agreement and the Program, as may be amended by the Company from time to time.

3. Vesting and Exercisability of Options.

a.	Subject to Sections 3(b), (c) and (d) below and Section 4, the Option granted under the Agreement shall vest in accordance with the schedule set forth below; provided the Participant has been in Continuous Service through each vesting date. For purposes of the Agreement, “Continuous Service” shall mean the Participant’s service with the Company or any Subsidiary or Affiliate as an employee, or the Participant’s service as a member of the Board of Directors of the Company, has not been interrupted or terminated, and shall include any period during which the Participant is on an approved leave of absence from the Company or its Subsidiaries or Affiliates.

Vesting Date	Option Vesting

The Participant may exercise the Option with respect to the number of Shares that have vested, provided that the Option shall terminate at the close of business on             , 20             (the “Option Termination Date”). The Option may be exercised in whole or in part, but only with respect to full Shares, and shall be void and of no effect after the Option Termination Date, unless cancelled earlier pursuant to Section 3 (c) or (d) below.

b.	If the Participant’s Continuous Service is terminated as a result of the Participant’s death or Disability, the Option shall immediately vest. The Participant’s estate or designated beneficiary shall be entitled to exercise the outstanding Option until the earlier of 180 days following the termination of such Continuous Service or the Option Termination Date.

c.	If the Participant’s Continuous Service is terminated for Cause, the outstanding Option shall be cancelled to the extent not previously exercised and all rights hereunder and under the Program shall terminate on the date of such termination of Continuous Service.

d.	If the Participant’s Continuous Service is terminated for any reason other than those specifically described in this Section 3 or Section 4, the Participant’s Option shall terminate immediately to the extent not yet exercisable pursuant to Section 3 hereof, and the Participant shall be entitled to exercise the outstanding Option until the earlier of 60 days following such termination of Continuous Service or the Option Termination Date.

e.	In the case of a Participant who is both an employee of the Company or any Subsidiary or Affiliate and a member of the Board of Directors of the Company, Continuous Service shall not end until the Participant’s service as both an employee and a director terminates.

f.	The foregoing provisions of this Section 3 shall be subject to the provisions of any Company plan or written employment, severance or similar agreement that has been or may be executed by the Participant and the Company, and the provisions in such agreement concerning the vesting and exercise of the Option in connection with the Participant’s termination of Continuous Service shall supercede any inconsistent or contrary provision of this Section 3.

4. Change-in-Control.

a.	Unless the Committee determines otherwise, upon the occurrence of a Change in Control, if the Option is Assumed (as defined in the Program) by the entity effecting the Change in Control (or a successor or parent corporation), the Option will vest as provided in Section 3(a) or, if earlier, will become fully vested upon the termination of the Participant’s employment during the two-year period beginning on the date of a Change in Control, if such termination is due to: (i) a termination by the Company without Cause or (ii) a voluntary termination by the Participant due to the existence of Good Reason. Any Options that were or became vested on the date of such termination of employment shall be exercisable until the earlier of six (6) months following the Participant’s termination of employment and the expiration date of the Option.

b.

Unless the Committee determines otherwise, upon the occurrence of a Change in Control, if the Option is not Assumed by the entity effecting the Change in Control (or a successor or parent corporation), the Option will become fully vested on the date of the Change in Control. For each Option covered by this Award Agreement which then has not otherwise expired, the Participant will receive a payment equal to the excess, if any, of the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) which holders of Company Shares received (or will receive) in the Change-in-Control transaction over the exercise price specified in this Agreement. Such payment shall be made in the same form as such consideration and at such date(s) as specified by the Committee.

5. Exercise of the Option. Written notice of an election to exercise any portion of the Option shall be given by the Participant, or his or her personal representative in the event of the Participant’s death, in accordance with procedures established by the Committee. At the time of exercise, payment of the purchase price for the Shares with respect to which the Option is being exercised must be made by (a) a cash payment, (b) in cash received from the broker-dealer to whom the Participant has submitted an exercise notice and irrevocable instructions to deliver the purchase price to the Company from the proceeds of the sale of Shares subject to the Option, (c) by having Shares withheld by the Company from any Shares that would otherwise be received upon exercise of the Option, or (d) by any other method approved by the Committee.

6. Tax Withholdings and Payments.

a.	The Company or any Subsidiary or Affiliate is authorized to withhold from any payment to be made to the Participant, amounts of income tax withholding and other taxes due in connection with the exercise of the Option. The Participant shall hold the Company harmless for any damages caused by his or her failure to so comply and for any other damages caused by his or her actions or inactions.

b.	The Participant may pay such withholding taxes in any method specified in Section 5 above. If the Participant does not satisfy the withholding obligation within a reasonable time established by the Committee, the Participant’s withholding obligation shall be satisfied by the Company’s withholding of Shares from the Shares that would otherwise be received upon exercise of the Option.

7. Delivery of Shares to the Participant. As soon as practicable after the Participant’s payment of the Option exercise price and withholding taxes, the custodian appointed by the Committee from time to time (the “Custodian”) shall, without transfer or issue tax or other incidental expense to the Participant, deliver to the Participant by first-class insured mail addressed to the Participant at the address shown on page 1 or the last address of record on file with the Custodian, or direct deposit, if applicable, (a) a statement from the Custodian referencing the number of Shares held in the Participant’s name in book entry account, or (b) at the Participant’s request, certificate(s) for the number of Shares as to which the Option has been exercised, and/or (c) the proceeds of the sale of Shares in excess of the option exercise price and withholding tax obligation.

8. Characteristics of Options.

a.	Options are not Shares and the grant of Options shall provide only those rights expressly set forth in the Agreement and the Program. The Participant is not deemed to be a stockholder in the Company or have any of the rights of a stockholder in the Company until he or she acquires Shares upon exercise of the Option.

b.	The Participant does not have voting rights or any other rights inherent to the ownership of Shares, including the rights to dividends, or other liquidating or non-liquidating distributions, by virtue of being granted the Option.

c.	The Option shall, during the Participant’s lifetime, be exercisable only by the Participant, and neither it nor any right hereunder or under the Program shall be transferable otherwise than by will or the laws of descent and distribution, or be subject to attachment, execution or other similar process; provided, however, that to the extent permitted by applicable law, the Participant may designate a beneficiary pursuant to procedures which may be established by the Committee. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Option or of any right hereunder or under the Program, except as provided for in the Program, or in the event of any levy or any attachment, execution or similar process upon the rights or interest conferred by the Option, the Company may terminate the Option by notice to the Participant and the Option shall thereupon be cancelled. Any person or persons to whom the Participant’s rights under the Option have passed by will or by the applicable laws of descent and distribution shall be subject to all the terms and conditions of the Program and the Agreement applicable to the Participant.

9. Compensation Recovery. The Option will be subject to any clawback policy developed by the Board of Directors or Human Resources and Compensation Committee that is consistent with applicable law.

10. Miscellaneous.

a.

The granting of an Award under the Program and the Agreement shall impose no obligation on the Company or any Subsidiary or Affiliate to continue the employment relationship or any other relationship between it and the Participant and shall not lessen or affect the Company’s, Subsidiary’s or Affiliate’s right to terminate its relationship with the Participant. The Participant shall have no claim to be granted any further or other Award under the Program, and there is no obligation for uniformity of treatment of the Participants. The Participant acknowledges and agrees that: (i) the Program is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (ii) the grant of an Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of an Option, even if Options have been granted repeatedly in the past; (iii) all decisions with respect to future Option grants, if any, will be at the sole discretion of the

Company; (iv) participation in the Program is voluntary; (v) the Options are not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vi) the future value of the underlying shares is unknown and cannot be predicted with certainty; and (vii) in consideration of the grant of an Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option including (without limitation) any claim or entitlement resulting from termination of the Participant’s active employment by the Company or a Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant hereby releases the Company and its Subsidiaries and Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim.

b.	The Agreement shall, subject the terms hereof, terminate upon the forfeiture and/or exercise of the entire Option granted to the Participant hereunder, unless otherwise agreed upon by the parties hereto.

c.	The Agreement may be amended by the written agreement of the Company and the Participant. Notwithstanding the foregoing, (i) the Company may amend, alter or discontinue the Agreement, without the consent of the Participant so long as such amendment, alteration or discontinuance would not impair any of the rights or obligations under any Award theretofore granted to the Participant under the Program; and (ii) the Committee may amend the Agreement in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

d.	The parties agree that the Agreement shall be governed by and interpreted and construed in accordance with the laws of the United States and, in particular, those of the State of Illinois without regard to its conflict of law principles, as Illinois is the situs of the principal corporate office of the Company. Furthermore, to the extent not prohibited under applicable law, and unless the Company affirmatively elects in writing to allow the proceeding to be brought (or itself brings such a proceeding) in a different venue, the parties agree that any suit, action or proceeding with respect to the Program, the Option or the Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue required or otherwise mandated by statute, will be in Chicago, Illinois. Each party further agrees to waive any applicable right to a jury trial, and expressly elects to have the matter heard as a bench trial.

e.	Unless waived by the Company, any notice to the Company required under or relating to the Agreement shall be in writing and addressed to:

General Counsel

Heidrick & Struggles International, Inc.

233 South Wacker Drive

Suite 4200

Chicago, IL 60606-6303

11. Program Governs. All terms and conditions of the Program are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Program and the Agreement, the terms and conditions of the Program, as interpreted by the Committee, shall govern.

12. Data Privacy. By signing below, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 12. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, the Participant’s failure to provide the consent may affect the Participant’s ability to participate in the Program. The Company and its Subsidiaries and Affiliates hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other rights or entitlements to shares of stock in the Participant’s favor, for the purpose of managing and administering the Program (“Data”). The Company, its Subsidiaries and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Program, and the Company and any of its Subsidiaries or Affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Program. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Program. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, by withdrawing consent, the Participant will affect his or her ability to participate in the Program.

13. Execution of the Agreement.

a.	The Parties agree that this Agreement shall be considered executed by both parties executing the Agreement as the first page hereof, which is a part hereof.

b.	This Agreement, or any amendments thereto, may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.